EX10.19

QUIKSILVER, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Quiksilver, Inc. (the “Company”), the Board approved the following revised compensation policy for directors of the Company who are not employed by the Company or one of its subsidiaries (“non-employee directors”) effective November 1, 2014. The Board has the right to amend this policy from time to time.
Equity Compensation
For each new non-employee director appointed or elected to the Board other than on the date of an annual meeting of the Company’s stockholders, on the date that the new non-employee director first becomes a member of the Board, the new non-employee director will automatically be granted a stock option to purchase 25,000 shares of the Company’s common stock (the “Initial Option Award”) and an award of 15,000 restricted shares of the Company’s common stock (the “Initial Restricted Stock Award”). Each Initial Option Award will be fully vested and exercisable as of the date of grant of the option. Each Initial Restricted Stock Award will vest in equal annual installments on each of the first, second and third anniversaries of the date of grant of the award.
On the date of each annual meeting of the Company’s stockholders, each non-employee director who continues to serve as a non-employee director after such annual meeting, and has served as a non-employee director for at least six months, will automatically be granted a stock option to purchase 25,000 shares of the Company’s common stock (the “Annual Option Award”) and an award of 15,000 restricted shares of the Company’s common stock (the “Annual Restricted Stock Award”).
On the date of each annual meeting of the Company’s stockholders, each non-employee director who continues to serve as a non-employee director after such annual meeting, and has served as a non-employee director for at least six months, will automatically be granted an additional stock option to purchase a number of shares of the Company’s common stock based on the Board committee(s) on which the non-employee director serves immediately after such annual meeting, and whether the non-employee director serves as Chair of any such Board committee immediately after such annual meeting, as follows (each such additional stock option a “Committee Option Award”):

•	25,000 options for the Chair of the Audit Committee

•	15,000 options for the Chair of a Board committee other than the Audit Committee

•	10,000 options for service on a Board committee, excluding the Chair of that Committee
Each Initial Option Award, Annual Option Award and Committee Option Award will be fully vested and exercisable as of the date of grant of the option. Each Annual Restricted Stock Award

OMM_US:71279889.2

EX10.19

will vest in equal annual installments on each of the first, second and third anniversaries of the date of grant of the award or, if earlier, the day immediately preceding the date of our annual meeting of stockholders for each such year. Each Initial Option Award, Initial Restricted Stock Award, Annual Option Award, Annual Restricted Stock Award and Committee Option Award (collectively, the “Non-Employee Director Equity Awards”) will be made under and subject to the terms and conditions of the Company’s 2013 Performance Incentive Plan (the “2013 Plan”) or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such awards pursuant to this policy (as applicable, a “Form of Award Agreement”).
Each Initial Option Award, Annual Option Award and Committee Option Award will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the grant date (as such fair market value is determined in accordance with the 2013 Plan) and will have a maximum term of seven years, subject to earlier termination in connection with the non-employee director’s cessation of service on the Board or in accordance with the change in control provisions of the 2013 Plan. The specific provisions applicable to an option award, including the effect of a termination of the director’s services and a change in control transaction, are set forth in the related Form of Award Agreement.
Except as may otherwise be provided in the applicable form of Award Agreement, restricted stock awards granted under the 2013 Plan are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service for any reason. As the restricted stock awards vest, the underlying shares of the Company’s common stock cease to be subject to any restrictions, other than applicable securities laws. The specific provisions applicable to a restricted stock award, including the effect of a termination of the director’s services and a change in control transaction, are set forth in the related Form of Award Agreement.
Annual Clothing Allowance and Expense Reimbursement
Non-employee directors will be entitled to receive an annual allowance from the Company of up to $2,000 that shall be exclusively used to purchase Company-branded apparel and other Company products.
Non-employee directors will be entitled to reimbursement for their reasonable travel (including airfare and ground transportation) and other out-of-pocket expenses incurred by them that are incidental to their service as members of the Board. Such benefits and reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the non-employee director receives in one taxable year shall not affect the amount of such benefits or reimbursements that the non-employee director receives in any other taxable year. The non-employee director shall promptly provide the Company with reasonable written substantiation for any such expenses. The Company shall pay any such reimbursement to the non-employee director promptly after its receipt of such documentation and in all events not later than the end of the calendar year following the year in which the related expense was incurred.

OMM_US:71279889.2